Exhibit 10(z)

AMENDED AND RESTATED OPERATING AGREEMENT

OF

JY-TV ASSOCIATES, LLC

a Florida limited liability company

AMENDED AND RESTATED OPERATING AGREEMENT

OF

JY-TV ASSOCIATES, LLC

a Florida limited liability company

               THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of JY-TV ASSOCIATES, LLC, a Florida limited liability company (the “Company”), is made and entered into as of the 12th day of September, 2014, by and among JIK Taft Vineland LLC, a Delaware limited liability company (“Kislak”), Courtelis Promenade Associates, LLC, a Florida limited liability company (“Courtelis”), HMG Orlando, LLC, a Delaware limited liability company (“HMG/Orlando”), and those additional parties that shall be admitted as Members in accordance with the terms of this Agreement (each a “Member”, and collectively, the “Members”).

RECITALS

               A.                The Company was formed pursuant to and in accordance with the provisions of the Act, by and pursuant to the Articles of Organization of the Company filed with the Department of State of the State of Florida on April 14, 2014.

               B.                The Company is formed for the sole purpose of purchasing and constructing up to two hundred fifty (250) unit rental apartments on a 9.53 acre (more or less) site, located in the southeast quadrant of the intersection of John Young Parkway and Taft-Vineland Road in Orlando, Orange County, Florida, and being legally described on Exhibit “A,” attached hereto and by this reference made a part hereof (the “Property”).

               C.                Kislak and Courtelis as the initial members of the Company entered into that certain Operating Agreement of the Company dated as of April 14, 2014 (the “Initial Operating Agreement”) setting forth the terms and conditions of the business and affairs of the Company and the rights and obligations of its members.

               D.                HMG/Orlando wishes to acquire certain Membership Interests in the Company and be admitted as a member of the Company upon the terms and conditions set forth herein.

               E.                 Consequent upon the admission of HMG/Orlando as a Member of the Company, the Members desire to enter into this Agreement for the purposes of (i) stating the rights and obligations of the Members and the Company, (ii) setting forth the terms and conditions of the business and affairs of the Company and (iii) amending and restating in its entirety, the Initial Operating Agreement, effective as of the Effective Date.

               NOW, THEREFORE, the Members, intending to be legally bound, hereby agree that the operating agreement of the Company shall be as follows:

ARTICLE I

Formation

               Section 1.1                Organization. The Company has been organized as a Florida limited liability company pursuant to the Act.

               Section 1.2                Agreement, Effect of Inconsistencies with Act. The Members agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Members intend that this Agreement shall be the sole source of the relationship among the parties with respect to the matters set forth herein related to the Property, and except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member and the Manager shall be entitled to rely on the provisions of this Agreement, and no Member or the Manager shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement.

               Section 1.3                Name. The name of the Company is JY-TV ASSOCIATES, LLC, and such name shall be used at all times in connection with the conduct of the Company’s business and all assets of the Company shall be held under such name.

               Section 1.4                Effective Date. This Agreement shall become effective upon the date of execution of this Agreement by the last of the Members to sign it (the “Effective Date”).

               Section 1.5                Term. The Company shall have perpetual existence until it is dissolved and its affairs wound up in accordance with this Agreement and the Act.

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               Section 1.6               Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Florida shall be W. Douglas Pitts, 703 Waterford Way, Suite 800, Miami Florida 33126-4677. The Manager may change the Company’s registered agent for service of process and registered office in the State of Florida from time to time.

               Section 1.7               Principal Place of Business. The Company’s principal place of business shall be located at 703 Waterford Way, Suite 800, Miami Florida 33126-4677. The Manager may change the location of the Company’s principal place of business from time to time so long as same remains in the State of Florida. The Manager shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all other Members of the new location of the Company’s principal place of business promptly after the change becomes effective. The Manager may establish and maintain additional places of business for the Company.

               Section 1.8                Foreign Qualifications. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction in which the nature of its business requires such qualification.

ARTICLE II

Definitions

               Section 2.1                General Interpretive Principles. For purposes of this Agreement (including exhibits, schedules and amendments), except as otherwise expressly provided or unless the context otherwise requires (i) the terms defined in this Article have the meanings assigned to them in this Article; (ii) the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others; (iii) references to Articles, Sections, Subsections, Subparagraphs, Recitals and Preamble refer to the articles, sections, subsections, subparagraphs, articles, recitals and preamble, respectively, of this Agreement; (iv) words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder,” and the words of like import refer to this Agreement; (v) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of any of the provisions of this Agreement; (vii) the term “dollars” or “$” means United States Dollars; (viii) the term “days” means calendar days and “year” means a calendar year; and (ix) if the last day of any period of time specified in this Agreement falls on a weekend or legal holiday, such period of time shall be extended through the end of the next Business Day. The parties agree that they have been represented by counsel during, and each has been active in, the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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               Section 2.2               Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided):

               Act: Chapter 605, Florida Statutes, entitled “Florida Revised Limited Liability Company Act,” in its present form or as amended from time to time.

               Additional Capital Contributions: The additional Capital Contributions described in Section 4.3.

               Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

               Affiliate and Affiliated: When used with reference to any Person (i) any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or a manager of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests); and (ii) a parent, sibling or issue of such Person.

               Affiliate Transaction: As defined in Section 6.2(x).

               Agreement: As defined in the Preamble.

               Approved Budget: As defined in Section 6.7(b).

               Approved Business Plan: As defined in Section 6.7(a).

               Assignee: Any Person to whom a Membership Interest (or any portion thereof) is Transferred.

               Bad Act: Any action or omission by a Member or a Manager that constitutes (i) (A) fraud, gross negligence, willful or intentional misconduct, an intentional material violation of law, or (B) an intentional material misrepresentation; (ii) an intentional breach by a Member of any of such Member’s material representations or warranties or such Member’s material obligations or material covenants under this Agreement; or (iii) an intentional breach by any Affiliate of a Member of any of its material representations or warranties or material obligations or material covenants under or with respect to an Affiliate Transaction and/or any agreements entered into in connection therewith; provided, however, that such action or omission results in a material adverse effect on the Company, any Subsidiary of the Company, any Member or any material asset of the Company. In the event of a dispute as to the occurrence of a Bad Act, the determination of any Bad Act shall be submitted to the arbitration procedure set forth in Section 6.18(a).

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               Business Day: Any day other than Saturday or Sunday on which banks are open for business in Miami-Dade County, Florida.

               Business Plan: As defined in Section 6.7(a).

               Buy Notice: As defined in Section 10.1(b).

               Buying Members: As defined in Section 10.1(b).

               Buy-Sell Notice: As defined in Section 11.1(a).

               Capital Account: The capital account of a Member maintained in accordance with Section 4.4.

               Capital Contribution: Any property (including cash) from time to time contributed by a Member to the Company, including such Member’s Initial Capital Contribution and Additional Capital Contributions.

               Capital Proceeds: The cash proceeds received by the Company from a Capital Transaction (excluding the proceeds of rental or business interruption insurance) which are not used to pay for the costs and expenses incurred in connection with the Capital Transaction, including, in the case of casualty or condemnation, the costs and expenses of collecting the insurance proceeds or the condemnation award, as the case may be. Capital Proceeds shall include all payments of principal of, and interest on, any promissory note or other obligation received by the Company in connection with a Capital Transaction and shall be increased by any reduction of reserves previously established out of Capital Proceeds.

               Capital Transaction: A transaction in which the Company (directly or indirectly through a Subsidiary) (i) borrows money; (ii) sells, exchanges or otherwise disposes of any part of its property, including a sale or other disposition pursuant to a condemnation; or (iii) receives the proceeds of property damage insurance, or any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

               Closing Date: As defined in Section 11.1(c).

               Code: The Internal Revenue Code of 1986, as in effect and hereafter amended.

               Company: As defined in the Preamble.

               Computation Date: As defined in Section 4.3(ii)(c)(i).

               Contributing Member: As defined in Section 4.3(ii)(b).

               Contribution Loan: As defined in Section 4.3(ii)(b).

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               Courtelis: As defined in the Preamble.

               Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Depreciation shall be determined with reference to such Gross Asset Value using any reasonable method selected by the Manager.

               Distribution: A transfer of property by the Company to a Member or an Assignee on account of a Membership Interest pursuant to Section 5.1.

               Economic Rights: An Assignee’s rights to receive allocations of Profits and Losses and Distributions.

               Effective Date: As defined in Section 1.4.

               electronic transmission: As defined in Section 17.2.

               Fiscal Year: The fiscal year of the Company, which shall be the calendar year.

               Grantor: As defined in Section 4.3(ii)(d).

               Gross Asset Value: With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except that (i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value at the time such asset is contributed or deemed contributed for purposes of computing Capital Accounts, (ii) upon a contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest in the Company, upon a distribution of money or other property to a retiring or continuing Member as consideration for a Membership Interest in the Company and upon the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), the Gross Asset Value of all of the assets of the Company shall be adjusted to equal their respective gross fair market values, (iii) the Gross Asset Value of any asset distributed in kind to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value of such asset on the date of such distribution, (iv) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, and (v) the Gross Asset Value of any asset determined pursuant to clause (i), (ii) or (iv) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such asset for purposes of determining Profit or Loss.

               Guarantor: any Person who provides a Loan Guarantee.

               HMG/Orlando: As defined in the Preamble.

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               Initial Capital Contribution: As defined in Section 4.2.

               Initial Operating Agreement: As defined in Recital C.

               JAMS: As defined in Section 16.1.

               Kislak: As defined in the Preamble.

               Loan Guarantee: Any guarantee, surety, indemnity, letter of credit or other assurance to any third party of the payment or performance of any obligations of the Company or any Subsidiary of the Company (to cover non-recourse carveouts or otherwise), provided by a Member or an Affiliate of a Member, subject to the prior written approval of all Members.

               Loss: As defined in Section 5.2.

               Major Decisions: As defined in Section 6.2.

               Management Rights: The rights, if any, of a Member to participate in the management of the Company, including the rights to receive information, to inspect and audit the books and records and to vote on, consent to or approve actions of the Company.

               Manager: The manager of the Company appointed pursuant to the provisions of Section 6.1(c), and any replacement manager of the Company designated or appointed in accordance with Section 6.1(c). The initial Manager shall be Courtelis.

               Mediation Request: As defined in Section 16.1.

               Member Nonrecourse Debt: As defined in Regulations Section 1.704-2(b)(4) for “partner nonrecourse debt.”

               Member Nonrecourse Deductions: As defined in Regulations Section 1.704-2(i)(2) for “partner nonrecourse deductions.”

               Member and Members: As defined in the Preamble and which is more particularly set forth on Exhibit “B,” and any Person(s) who or which, at the time of reference thereto, have been admitted to the Company as Members of the Company, including a substituted Member.

               Membership Interest: With respect to a Member, the Member’s entire ownership interest in the Company, including the Member’s (i) rights to receive allocations of Profits and Losses and Distributions; and (ii) Management Rights.

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               Net Cash Flow: For any specified period, an amount equal to the sum of (i) all cash revenues received by the Company during the period from any source (including proceeds of rental or business interruption insurance and Capital Proceeds), but excluding funds received as Terminating Capital Proceeds; and (ii) amounts set aside by the Manager as reserves during earlier periods where, and to the extent, the Manager determines during the period that such reserves are no longer reasonably necessary for the efficient conduct of the Company’s business, reduced by the sum of (w) cash expenditures by the Company during the period for taxes, salaries, management fees and other costs and expenses in connection with the normal conduct of the Company’s business, (x) all payments by the Company during the period of principal and interest on loans and other obligations of the Company for borrowed money, (y) all cash expenditures by the Company during the period for the acquisition of property, for construction period interest and taxes and for loan fees, whether or not capitalized, and for capital improvements and/or replacements, and (z) such reserves for maintenance, repairs, replacements, capital improvements, contingent or unforeseen liabilities or obligations and to meet anticipated expenses as the Manager determines during the period are reasonably necessary for the efficient conduct of the Company’s business.

               Non-Contributing Member: As defined in Section 4.3(ii)(b).

               Non-Participating Member: As defined in Section 11.1(e).

               Nonrecourse Deductions: As defined in Regulations Section 1.704-2(b)(1).

               Offer: As defined in Section 10.1(a).

               Offer to Sell ½ Notice: As defined in Section 11.1(e).

               Offeree: As defined in Section 11.1(a).

               Offeree Notice: As defined in Section 11.1(b).

               Offeror: As defined in Section 11.1(a).

               Percentage Interest: As of the date of calculation, as to any Member, the quotient, expressed as a percentage, obtained by dividing the sum of all Capital Contributions made by such Member by the sum of all Capital Contributions made by all Members; provided, however, that the computation of each Member’s Percentage Interest as of the date of calculation shall be subject to adjustment in accordance with Section 4.3 if effective on or prior to the date of calculation one or more Non-Contributing Member’s Percentage Interest is diluted pursuant to such Section 4.3. The sum of all Percentage Interests shall at all times equal one hundred percent (100%). The Percentage Interest of each Member shall be set forth on Exhibit “B” attached hereto. The Manager shall amend Exhibit “B” from time to time to reflect any changes to the Percentage Interests of the Members in accordance with this Agreement.

               Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.

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               Prime Rate: The prime rate of U.S. money center commercial banks as published in The Wall Street Journal.

               Profit: As defined in Section 5.2.

               Project: As defined in the definition of “Property.”

               Property: As defined in Recital B and legally described on Exhibit “A” which will contain up to two hundred fifty (250) multi-family rental apartments (sometimes referred to as the “Project”).

               Property Agreements: To the extent applicable, any Property management agreements, purchase agreements, master broker agreements, construction agreements with the general contractor for the Property, architect’s agreements or other material agreements relating to the development, construction, acquisition, ownership, operation, management, sale, lease or other disposition of the Property, including the Development Agreement described in Section 6.14 and the Leasing and Management Agreement described in Section 6.15.

               Purchase Agreement: As defined in Section 11.1(a)(iv).

               Purchaser: As defined in Section 11.1(c).

               Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

               Regulatory Allocations: As defined in Section 5.9.

               Required Courtelis Personnel: As defined in Section 6.1(c).

               Required Kislak Personnel: As defined in Section 6.1(c).

               Remaining Members: As defined in Section 10.1(a).

               Removed Manager: As defined in Section 6.18(b).

               Sale Notice: As defined in Section 10.1(a).

               Secured Obligations: As defined in Section 4.3(ii)(d).

               Seller: As defined in Section 11.1(d)(i).

               Selling Member: As defined in Section 10.1(a).

               Shortfall Contribution: As defined in Section 4.3(ii)(b).

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               Specified Valuation Amount: As defined in Section 11.1(a)(ii).

               Subsidiary: With respect to any Person, a corporation, partnership, limited liability company or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or which otherwise is directly or indirectly controlled by (for purposes of this definition, meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise) such Person.

               Tax Matters Partner: As defined in Section 5.10.

               Terminating Capital Proceeds: Capital Proceeds received by the Company from a Terminating Capital Transaction.

               Terminating Capital Transaction: A Capital Transaction directly or indirectly involving the sale, exchange or other disposition of all or substantially all of the property of the Company.

               Transfer and Transferred: A direct or indirect sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Membership Interest.

               Unreturned Capital: With respect to each Member, as of any date, an amount (but not less than zero) equal to (i) the aggregate amount of the Member’s Capital Contributions pursuant to Article IV made before such date, reduced by (ii) the aggregate amount of Net Cash Flow and Terminating Capital Proceeds distributed to the Member before such date pursuant to Section 5.1(a) and Section 5.1(b); provided, however, Unreturned Capital shall not include distributions made to a Member in repayment of a debt or obligation owed to a Member or payments made to a Member pursuant to a Property Agreement that has been approved by the Members.

ARTICLE III

Business, Purposes and Powers

               Section 3.1               Business and Purposes. The limited business and purposes of the Company are (a) to develop, construct, acquire, own, operate, manage, lease, sell, finance and encumber the Property; and (b) to engage in such other activities as are reasonably incidental to the foregoing with respect to the Property. The Company shall not engage in any business or activity unrelated to the Project.

               Section 3.2               Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1.

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               Section 3.3                Scope of Member’s Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of the other Members or the Company. Neither the Company nor any Member shall by virtue of executing this Agreement be responsible or liable for any indebtedness or obligation of any other Member and no Member shall by virtue of executing this Agreement be responsible or liable for any indebtedness or obligation otherwise relating to the Company or the Property incurred or arising either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness or obligations expressly assumed, in the case of the Company, by the Company or, in the case of the Members, with respect to the Company, as of the date hereof or incurred after the date hereof pursuant to and as limited by the terms of this Agreement. Nothing herein contained shall be considered to constitute any Member as the agent of any other Member, except as specifically authorized and provided for herein. Except for the authority expressly granted to the Manager in this Agreement, no Member, employee or other agent of the Company shall have any authority to bind or act for the Company or any other Member in the carrying on of their respective businesses or activities.

ARTICLE IV

Members: Capital Contributions and Financing

               Section 4.1                 Identity of Members and Percentage Interests.

                              (a)                Members. The names and addresses of the Members shall be set forth on Exhibit “B.” Upon the death, dissolution or other event of withdrawal of an existing Member, or the substitution or admission of a new Member in accordance with this Agreement, the Manager shall amend Exhibit “B” to reflect such withdrawal, substitution or admission.

                              (b)                Percentage Interests. The Percentage Interests of the Members shall be as set forth on Exhibit “B,” as amended by the Manager from time to time in accordance with this Agreement.

               Section 4.2                Capital Contributions. The Members shall have contributed to the capital of the Company the amounts set forth on Exhibit “B” as their initial Capital Contribution (the “Initial Capital Contribution”). The Manager shall amend Exhibit “B” from time to time to reflect the Initial Capital Contribution of any new Member admitted (as a Major Decision) in accordance with this Agreement and the Additional Capital Contributions of the Members made in accordance with this Agreement.

               Section 4.3                 Additional Capital Contributions. It is the intent of the Members that:

               (i)            the Company, subject to the other provisions of this Agreement regarding Major Decisions and the admission of additional Members, may attempt to pre-sell the Property with all entitlements in place, and the Members will use their best efforts to obtain same, and the Members acknowledge that they may have to fund the costs and expenses for the Company to obtain the required entitlements and to purchase the Property; and

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               (ii)           subject to the other provisions of this Agreement regarding Major Decisions, the Company will maximize, to the extent reasonably feasible, the amount of a loan to obtain the funds required for the purchasing, leasing and development of the Property that the Company shall borrow from one or more institutional lenders such as commercial banks, insurance companies, pension funds, mortgage conduits and the like, with such loan being secured by a mortgage encumbering the Company’s interest in the Property, and/or mezzanine financing, and being on commercially reasonable terms approved by the Members as a Major Decision. The Company shall use its best efforts to borrow funds from a lender who will, subject to the approval of the Members as a Major Decision, accept either a pro rata individual or corporate guarantee or other collateral (e.g., letter of credit) in lieu of a joint and several guarantee from the principals or a related or Affiliated entity of the Members. If the Company is unable to borrow such funds or such funds are not sufficient to develop the Project, then, upon the approval of the Members as a Major Decision, the Members shall make a pro rata (in accordance with their respective Percentage Interests) Additional Capital Contribution, which shall be contributed to the Company to cover such shortfall. If the Additional Capital Contributions are approved, each Member shall respond to the request for Additional Capital Contributions within fifteen (15) Business Days of such request being made by the Manager. Additional Capital Contributions shall be made in accordance with the following procedure:

                              (a)               Each Member shall contribute to the capital of the Company, in cash, its pro rata share, in proportion to each Member’s Percentage Interest, of the Additional Capital Contributions requested.

                              (b)               If a Member fails to make any required Additional Capital Contribution (the “Non-Contributing Member”), the other Member(s) (the “Contributing Member”) shall have the right to make such Non-Contributing Member’s share of the Additional Capital Contribution to the Company which the Non-Contributing Member failed to make (the “Shortfall Contribution”), in which case the amount of the Shortfall Contribution shall be deemed to have been contributed to the Company by the Non-Contributing Member and the amount of the Shortfall Contribution shall be treated as a loan by the Contributing Member(s) to the Non-Contributing Member. In the case where there is more than one Contributing Member, each Contributing Member shall be entitled to make a prorata share of the Shortfall Contribution based on the proportion that each Contributing Member’s Percentage Interest bears to the aggregate Percentage Interests of all Contributing Members (i.e., excluding the Percentage Interest of the Non-Contributing Member). The terms and conditions of such loan (the “Contribution Loan”) shall be as follows:

                                                  (i)              simple interest shall accrue at a per annum rate equal to the Prime Rate plus four percent (4%);

                                                  (ii)             interest shall be paid monthly in arrears on the first day of each month on the unpaid principal balance of such loan;

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                                                  (iii)            the Contributing Member shall have the right to accelerate the maturity of such loan if the interest is not paid within five (5) days after the due date;

                                                  (iv)            the principal of, and interest on, such loan shall be due and payable one hundred twenty (120) days after the making of such loan unless such loan is accelerated pursuant to Subsection (iii) or extended by the Contributing Member, in its sole discretion, before maturity;

                                                  (v)             the Non-Contributing Member shall pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred by the Contributing Member in collecting the principal of, and interest on, such loan; and

                                                  (vi)            until the principal of, and interest on, such loan has been repaid in full, any distributions of Net Cash Flow or Terminating Capital Proceeds which would otherwise have been made to the Non-Contributing Member shall be made to the Contributing Member as repayment of such loan.

                              (c)               In the event (and only in the event that) any Contribution Loan has not been repaid in full within one hundred twenty (120) days of the date the Contribution Loan is made unless such loan has been either accelerated or extended, then at any time after the accelerated or extended maturity date, the Contributing Member may elect, in its sole and absolute discretion, to proceed under Subparagraph (i) or (ii) below.

                                                  (i)              Upon thirty (30) days’ prior written notice to the Non-Contributing Member, each Contributing Member may elect to treat the outstanding principal balance of the Contribution Loan as an Additional Capital Contribution by the Contributing Member, and the Percentage Interest of each Member shall thereupon be recalculated as of the effective date of such Additional Capital Contribution (i.e., the 30th day after such written notice is delivered to the Non-Contributing Member) (the “Computation Date”) to account for such Additional Capital Contribution and the Percentage Interests shall thereupon be further adjusted as set forth below. Upon converting the outstanding principal balance of the Contribution Loan into an Additional Capital Contribution in accordance with the immediately preceding sentence, the amount of the Shortfall Contribution deemed to have been contributed to the Company by the Non-Contributing Member shall be deemed eliminated. Additionally, the Percentage Interest of the Non-Contributing Member will then be reduced as of the Computation Date (but not to a Percentage Interest below one percent (1%)) by a percentage equal to the product of the Non-Contributing Member’s Percentage Interest as adjusted in accordance with the first sentence of this Subparagraph multiplied by ten percent (10%), with the resulting product expressed as a percentage added to the Contributing Member’s Percentage Interest as adjusted in accordance with the first sentence of this Subparagraph as of the Computation Date (but such Contributing Member’s Percentage Interest as further adjusted in accordance with this sentence shall not exceed ninety-nine percent (99%)). For example, if each of three Members initially contributed One Hundred Thousand Dollars ($100,000.00) in capital and there is an additional capital call of One Hundred Thousand Dollars ($100,000.00) from each Member, with two Contributing Members proportionately making the One Hundred Thousand Dollar ($100,000.00) Additional Capital Contribution for a Non-Contributing Member, and the entire principal amount of the resulting two Contribution Loans is converted into Additional Capital Contributions by the Contributing Members, then, after the Additional Capital Contributions, the Non-Contributing Member’s Percentage Interest would be sixteen and two-thirds percent (16⅔%) (i.e., $100,000.00/$600,000.00) before the ten percent (10%) reduction and fifteen percent (15%) [16⅔% – (16⅔% x 10%)] after the ten percent (10%) reduction, with each of the Contributing Member’s Percentage Interest being forty-two and one-half percent (42½%) (41⅔% + 5/6%) after the ten percent (10%) reduction. Accrued and unpaid interest on any Contribution Loan which is converted into an Additional Capital Contribution as provided above shall not be converted into an Additional Capital Contribution and shall remain outstanding and payable as provided in Sections 4.3(b) and 4.3(c) above; provided, however, that, if such accrued interest is not paid in full upon demand, the Member making such demand may at any time thereafter exercise its rights only under Subparagraph (ii) below with respect to the then outstanding amount of such accrued interest.

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                                                  (ii)             The Contributing Member may elect to make written demand upon the Non-Contributing Member for payment in full of such Contributing Member’s Contribution Loan, including accrued and unpaid interest attributable to such Contributing Member’s Contribution Loan, and upon failure of the Non-Contributing Member to pay the Contribution Loan and accrued and unpaid interest thereon in full within ten (10) days of such demand, to treat such failure to pay as an event of default under the Contribution Loan, in which case the Contributing Member shall have all available remedies at law or in equity (including the right to foreclose under the security interest granted pursuant to Section 4.3(ii)(d)).

                                                  (iii)            Until a Contributing Member has elected to proceed under Subparagraph (i) or (ii) above, such Contributing Member’s Contribution Loan shall remain outstanding and shall bear interest and be repaid as provided in Section 4.3(b) above. The rights of a Contributing Member under Subparagraph (i) or (ii) above shall be mutually exclusive and a Contributing Member electing to proceed under Subparagraph (i) or (ii) above shall waive its right to proceed under the subparagraph not so elected as to any particular Contribution Loan.

                              (d)               Each Member (the “Grantor”) hereby grants to the other Members a security interest (within the meaning of the Uniform Commercial Code in effect in the jurisdiction in which the Company is located) in the Grantor’s entire Membership Interest as security for the Grantor’s obligations to pay the principal of, interest on, and other amounts payable in connection with, any and all Contribution Loans to such Member (collectively, the “Secured Obligations”). If a Member defaults in paying the Secured Obligations, the Contributing Member who makes a Contribution Loan to the Non-Contributing Member pursuant to this Section 4.3 shall have the right to exercise all of the rights and remedies of secured parties under the Uniform Commercial Code in effect in the jurisdiction in which is located the Non-Contributing Member’s chief place of business, with respect to the Non-Contributing Member’s Membership Interest. Within five (5) days after a request by any Member, the Members shall sign and deliver to each other financing statements and continuation statements as the other Member may reasonably request for the purpose of perfecting its security interest. This Agreement is intended to constitute a security agreement within the meaning of the Uniform Commercial Code. Upon the conclusion of the sale of the Non-Contributing Member’s Membership Interest pursuant to Article 9 of the Uniform Commercial Code, the purchaser at the sale shall be an Assignee, but shall not become a Member with respect to the Non-Contributing Member’s Membership Interest unless admitted as such pursuant to Article IX of this Agreement.

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               Section 4.4                Capital Accounts.

               Each Member’s Capital Account shall be maintained in accordance with the following provisions:

                              (a)               Each Member’s Capital Account shall be credited with the amounts of such Member’s Capital Contributions, such Member’s share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to Article V;

                              (b)               Each Member’s Capital Account shall be charged with the amounts of cash distributed by the Company to such Member pursuant to any provision of this Agreement (for the avoidance of doubt, any distributions pursuant to Section 4.3(ii)(b)(vi) shall be allocable to the Capital Account of the Non-Contributing Member), such Member’s share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to Article V; and

                              (c)               If all or a portion of a Member’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.

               This Section 4.4 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

               Section 4.5               Loans to the Company. In the event that the Capital Contributions and other receipts are insufficient to meet the costs, expenses, obligations, liabilities and charges of the Company, or to make any expenditure authorized by this Agreement, and additional funds are not available from third parties on terms acceptable to the Manager, the Members may (but shall not be obligated to) advance such funds to the Company. All amounts advanced by the Members shall take the form of a demand loan and shall bear simple interest at a rate equal to four percent (4%) in excess of the Prime Rate.

               Section 4.6               Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member or Assignee shall be entitled to demand the return of the Member’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. Except as otherwise provided in this Agreement, no Member or Assignee shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Member or Assignee shall be personally liable for the return or repayment of all or any part of any other Member’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Member or Assignee) of the Company.

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               Section 4.7                No Third Party Beneficiary Rights. The provisions of this Article IV are not intended to be for the benefit of any creditor or any other Person (other than a Member in his or her capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

ARTICLE V

Allocations and Distributions

               Section 5.1                Distributions. The Manager shall determine on a quarterly basis, but no less than annually, the amount of Net Cash Flow and Terminating Capital Proceeds, from time to time, available for distribution and, upon approval of the Members, shall distribute amounts as follows:

                              (a)               Net Cash Flow. Net Cash Flow shall be applied and distributed among the Members in accordance with the following order of priority:

                                                  (1)             first, to pay any debts or liabilities of the Company to Members;

(2)	second, to each Member, pro rata, in proportion to the Members’ respective total Unreturned Capital until said Unreturned Capital is reduced to zero; and

(3)	thereafter, among the Members pro-rata, in proportion to their respective Percentage Interests.

                              (b)               Terminating Capital Proceeds. After the payment of all costs and expenses associated with a Terminating Capital Transaction, Terminating Capital Proceeds shall be applied and paid in accordance with the following priority:

                                                  (1)             first, to pay any debts or liabilities of the Company other than debts and liabilities owed to Members, and then to pay the costs and expenses of winding up and terminating the Company, if applicable; and

                                                  (2)             the Terminating Capital Proceeds shall next be applied to establish any reserves reasonably necessary to provide for the costs and expenses of winding up and terminating the Company and for any contingent or unforeseen liabilities or obligations of the Company; but at the expiration of such period of time as the Manager determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter provided in this Section 5.1(b).

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                              Thereafter, Terminating Capital Proceeds shall be applied and distributed among the Members in the following order of priority:

(1)	first, to pay any debts or liabilities of the Company to Members;

(2)	second, to each Member, pro rata, in proportion to the Members’ respective total Unreturned Capital until said Unreturned Capital is reduced to zero; and

(3)	thereafter, among the Members, pro rata, in proportion to their respective Percentage Interests.

               Section 5.2               Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year shall be the net income or net loss of the Company for such Fiscal Year as determined for federal income tax purposes, but computed with the following adjustments:

                              (a)               Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

                              (b)               Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

                              (c)               In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                              (d)               Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                              (e)               In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

                              (f)                To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

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                              (g)               Notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 5.8 shall not be taken into account in computing Profits or Losses.

The amounts of the items of income, gain, loss or deduction of the Company to be specially allocated pursuant to Section 5.8 shall be determined by applying rules analogous to those set forth in Subsections (a) through (g) above.

               Section 5.3               Allocation of Profits. The Profits of the Company for each Fiscal Year (or portion thereof) shall be allocated in the following order of priority:

                              (a)               first, to the Members in an amount equal to and in proportion to the net cumulative Losses (aggregate Losses in excess of aggregate Profits) allocated to the Members since the Effective Date; and

                              (b)               thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

               Section 5.4               Allocation of Losses. The Loss of the Company for each Fiscal Year (or portion thereof) shall be allocated in the following order of priority:

                              (a)               first, to the Members in an amount equal to and in proportion to the net cumulative Profits (aggregate Profits in excess of aggregate Losses) allocated to the Members subsequent to the Effective Date;

                              (b)               second, to the Members, pro rata in proportion to their respective positive Capital Account balances; and

                              (c)               next, to the Members pro rata in proportion to their respective Percentage Interests.

               Section 5.5                Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss and deduction are allocated for Capital Account purposes; provided that, in the case of any Company asset the fair market value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Manager) so as to take account of the difference between the fair market value and adjusted tax basis of such asset.

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               Section 5.6                Income Tax Elections. In the event of a Transfer of all or part of a Membership Interest (or of the interest of a partner or a member in a partnership or a limited liability company which is a Member or is a partner or member in a Member) because of death or sale, the Company shall make the election described in Section 754 of the Code if such election has not been previously made by the Company.

               Section 5.7                Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Membership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. This Section shall not apply to Profit or Loss from Terminating Capital Transactions or to other extraordinary nonrecurring items. Profit and Loss from Terminating Capital Transactions shall be allocated on the basis of the Members’ respective Percentage Interests on the date of closing of the sale and extraordinary or nonrecurring items of gain or loss shall be allocated on the basis of the Members’ respective Percentage Interests on the date the gain is realized or the loss incurred, as the case may be.

               Section 5.8                Special Allocations to Comply with Section 704 Regulations.

                              (a)               Member Nonrecourse Debt Deductions. Member Nonrecourse Deductions with respect to Member Nonrecourse Debt shall be specially allocated among the Member or Members who bear the economic risk of loss with respect to such Member Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704-2(i)(1). The allocations referred to in this Subsection shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

                              (b)               Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) which results in such Member having a deficit Capital Account balance, or otherwise has a deficit Capital Account balance, which exceeds the sum of (i) the amount of such deficit the Member is obligated to restore, and (ii) the amount of such deficit the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Capital Account as quickly as possible. Any special allocation made under this Section 5.8(b) shall be taken into account for purposes of determining subsequent allocations of income and losses, so that the total allocations will, to the extent possible, equal the allocations which would have been made if this Section 5.8(b) had not previously applied.

                              (c)               Minimum Gain on Nonrecourse Liability. The term “Minimum Gain on Nonrecourse Liability” shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by mortgages securing Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

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                              (d)               Minimum Gain on Member Nonrecourse Debt. The term “Minimum Gain on Member Nonrecourse Debt” shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by mortgages securing Member Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Members bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Member Nonrecourse Debt shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

                              (e)               Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in accordance with their Percentage Interests.

                              (f)                Purpose and Interpretation of Article V. The allocations set forth in this Article V are intended to allocate Profits and Losses in a manner that has “economic effect equivalence” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(i). Any ambiguities or inconsistencies in the provisions of this Article V relating to the allocations of Profits and Losses shall be resolved in the manner which will accomplish (or will most likely accomplish) the foregoing result.

               Section 5.9                Curative Allocations. The allocations set forth in Section 5.8 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.3 and 5.4.

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               Section 5.10              Tax Matters Partner. Courtelis shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”) as long as Courtelis is the Manager. Kislak shall be the Tax Matters Partner if Kislak becomes the Manager pursuant to Section 6.1(c). For the avoidance of doubt, the incumbent Manager shall select the Tax Matters Partner. The Tax Matters Partner shall cause to be prepared all U.S. federal, state and local tax returns of the Company required to be filed and shall cause such returns to be timely filed. The Tax Matters Partner shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Members with respect to audits and shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall obtain the prior written consent of each Member before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Member or any of its constituent partners, members or equity holders could be affected thereby. The Tax Matters Partner shall keep the Members timely informed of its activities under this Section. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits. The Tax Matters Partner shall select an accountant and/or counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Member against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Member’s ownership of its Membership Interest shall only be incurred by the Member(s) who have authorized the Tax Matters Partner, in writing, to proceed with such judicial review or defense. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

               Section 5.11              Election to be Taxed as Association. The Company shall be treated as a partnership for federal income tax purposes. No Member shall cause the Company to elect to be treated as a corporation for federal income tax purposes in accordance with Regulations Section 301.7701-3(c).

ARTICLE VI

Rights and Duties of Members and Manager

               Section 6.1                Management.

                              (a)               No Member shall be obligated to make Capital Contributions to the Company except as provided in Article IV and Section 6.2 below. No Member shall have any personal liability with respect to the liabilities or obligations of the Company, except as set forth in Section 4.3 hereof. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

                              (b)               The Company shall be a manager-managed limited liability company. Generally, the day-to-day ordinary course business and affairs of the Company shall be managed by the Manager. The Manager shall participate in the direction, management and control of the business of the Company to the best of its ability. If the Manager cannot decide on an action to be taken by the Company, then the Manager shall present the various alternative actions being considered by the Manager to the Members for their written consent. The Manager may adopt such reasonable rules and regulations for the conduct of meetings of the Members and the management of the Company not inconsistent with this Agreement and the Act.

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                              (c)                The Company shall have one Manager. Subject to Section 6.18, the Manager shall be appointed by the Members holding more than fifty percent (50%) of the Percentage Interests; provided, however, if a proposed Manager is not a Member or an Affiliate of a Member, then the appointment of such Manager shall require the prior written consent of all Members. Subject to Section 6.18, or as otherwise provided below in this Section 6.1(c), at any time and from time to time, the Members holding in the aggregate more than fifty percent (50%) of the Percentage Interests may remove the Manager, and in such event, the Members holding in the aggregate more than fifty percent (50%) of the Percentage Interests shall immediately designate and appoint a new Manager to fulfill the vacancy created by the removal of the existing Manager; provided, however, if a proposed Manager is not a Member or an Affiliate of a Member, then the appointment of such Manager shall require the prior written consent of all Members. Subject to the preceding two sentences, the Members agree and consent that the initial Manager shall, so long as W. Douglas Pitts and/or Elias Vassilaros (the “Required Courtelis Personnel”) is or are materially involved in the day-to-day management and operation of Courtelis, be Courtelis until the Project is fully developed (i.e., certificates of occupancy issued for all buildings to be built in the Project), at which time, so long as Jay I. Kislak and/or Tom Bartelmo and/or Stephen Braun and/or Kellie Hughes (the “Required Kislak Personnel”) is or are materially involved in the day-to-day management and operation of Kislak, the management and leasing of the Project shall be automatically, without any further action required of the existing Manager or the Members, turned over to JIK Properties, Inc., a Florida corporation, pursuant to the Leasing and Management Agreement described in Section 6.15 and Kislak shall automatically, without any further action required of the existing Manager or the Members, become the Manager. Notwithstanding anything to the contrary: (i) if an existing Manager is no longer a Member or an Affiliate of a Member; (ii) if at least one of the Required Courtelis Personnel is not materially involved in the day-to-day management and operation of Courtelis during the period that Courtelis serves as Manager; and/or (iii) if at least one of the Required Kislak Personnel is not materially involved in the day-to-day management and operation of Kislak during the period that Kislak serves as Manager, the Members holding in the aggregate more than fifty percent (50%) of the Percentage Interests may, at their option, designate and appoint a new Manager to replace Courtelis or Kislak, as applicable, as existing Manager. In the event of any change of the Manager, the former Manager shall cooperate with the new Manager in effectuating the transfer to the new Manager of the former Manager’s responsibilities and rights hereunder. The Manager shall not be entitled to any compensation for its services as manager of the Company.

               Section 6.2                Major Decisions. Notwithstanding anything herein to the contrary, no act shall be taken or sum expended or obligation incurred by the Company or the Manager with respect to a matter within the scope of any of the major decisions set forth below (collectively, “Major Decisions”) unless such action has been approved by unanimous vote or written consent of the Members. It is intended that the Manager make only the day-to-day decisions in the ordinary course of business of the Company (i.e., those other than Major Decisions) and take actions necessary for the development of the Property and operation of the Company within the parameters of the latest Approved Business Plan. The Major Decisions shall consist of the following:

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a.	the organization or formation of any Subsidiary of the Company;

b.	the formation and governing organizational documents (e.g., bylaws, limited liability company agreement or partnership agreement) of any Subsidiary of the Company or any amendment thereto;

c.	acquisition by the Company or any Subsidiary of the Company of any real property or interest therein;

d.	acquisition by the Company or any Subsidiary of the Company of any material asset in addition to the Property;

e.	directly or indirectly financing or borrowing of any money by or in the name of the Company or any Subsidiary of the Company (including creating, incurring, refinancing, increasing, extending, substituting, guarantying (including any Loan Guarantee and the terms and provisions therein, including those relating to any related cross-indemnification agreement among Guarantors), modifying, restructuring, supplementing, replacing, assuming, renewing or otherwise causing the Company, any Subsidiary of the Company, any Member or any Affiliate of any Member to enter into or approve any such financing or borrowing, as well as any loan documentation or any loan terms (including the identity of the lender), release or modification of the obligations or liabilities of any obligor under any loan document (including the modification of the principal amount owed, the interest rate, any prepayment fee, the maturity date or the amount or timing of payment) and the release or modification of the liens or security interests granted under any loan document), except for trade debt in the ordinary course of business in accordance with the latest Approved Budget;

f.	any sale or other transfer (other than leases of portions of the Property in accordance with the latest Approved Business Plan), or mortgaging or the placing of any other encumbrance on or granting any security interest with respect to any part of the Property or any improvements or parts thereof on the Property, including encumbering the Property with covenants, conditions, restrictions and/or easements (other than the granting of utility easements or public right of way easements or other easements required by governmental agencies for the approval or permitting of the Project);

g.	construction (and commencement of construction) of improvements on the Property (without limiting this Subparagraph, the type of structures to be built and the approximate costs thereof shall be approved by the Members prior to the commencement of development work);
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h.	the use of any information or documentation to offer or sell equity interests in the Company to investors, including the manner of offering any such equity interests, and the types of such investors and any other qualifications required of such investors to invest in the Company;

i.	making tax elections and other decisions affecting the tax treatment of a Member;

j.	approval of the Business Plan (including the budget included therein) and any additions to or modifications of any Approved Business Plan or Approved Budget;

k.	making any expenditure or incurring any obligations by or on account of the Company or any Subsidiary of the Company which has not been approved of in the latest Approved Budget;

l.	determining whether or not to require the Members (or any Member) to make an Additional Capital Contribution (or determining whether or not to require the owners of any Subsidiary of the Company to make any capital contribution to such Subsidiary) and the amount thereof;

m.	making any Distribution by the Company or any distribution by any Subsidiary of the Company;

n.	distributing any assets of the Company or any Subsidiary of the Company in kind or accepting any contribution by any Member or any owner of any Subsidiary of the Company other than cash;

o.	the admission to the Company or any Subsidiary of the Company of any additional member or equity owner and the terms and conditions of any such admission (including the capital contributions of any such Person, the percentage ownership interest of any such Person, such Person’s rights to distributions and any management rights of such Person);

p.	the admission to the Company of an Assignee as a substituted Member;

q.	except for Transfers permitted by Section 8.4 and Transfers pursuant to Article XI, the Transfer by any Member of all or any part of its Membership Interest;

r.	dissolving, liquidating and winding-up the affairs of the Company or any Subsidiary of the Company;
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s.	merging or consolidating the Company or any Subsidiary of the Company with or into any Person or the sale of all or substantially all of the assets of the Company or any Subsidiary of the Company;

t.	filing for bankruptcy, appointment of a receiver or trustee or making a transfer for the benefit of creditors, in each case with respect to the Company, any Subsidiary of the Company or any of their respective assets or any portion thereof;

u.	commencing, settling, dismissing, confessing a judgment against or making any other material decision regarding the course of defense or prosecution of any claim, action, arbitration, mediation, suit or proceeding on behalf of the Company, any Subsidiary of the Company or any of their respective assets or any portion thereof;

v.	the Articles of Organization of the Company or any amendment to this Agreement, the Articles of Organization of the Company or other governing documents of the Company;

w.	causing the Company to engage in any business not contemplated by Section 3.1;

x.	entering into, or amending, any contract, agreement, commitment or remunerative or commercial relationship between the Company or any Subsidiary of the Company, on the one hand, and a Member or an Affiliate of a Member, or with any principals, agents, owners, directors, managers, officers or immediate family members (i.e., spouse, children and/or grandchildren) thereof or any Person controlled by any of them, on the other hand (an “Affiliate Transaction”), including the Development Agreement described in Section 6.14 and the Leasing and Management Agreement described in Section 6.15;

y.	using funds of the Company or any Subsidiary of the Company to extend credit or make loans;

z.	any sale, transfer or other disposition of, or settlement or resolution of claims in respect of, any loan or extension of credit made by the Company or any Subsidiary of the Company;

aa.	knowingly taking any action, or knowingly causing the Company or any Subsidiary of the Company to take any action, that would subject any Member or any direct or indirect owner of any Member to liability beyond those expressly provided in this Agreement or the Act;
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bb.	making a determination of fair market value for any asset of the Company or any Subsidiary of the Company for any purpose;

cc.	any insurance or bonding coverage or program maintained with respect to the Company or any Subsidiary of the Company or the Property or any other asset of such Persons;

dd.	except as set forth in the latest Approved Business Plan, any decision of the Company or any Subsidiary of the Company to reimburse any Member or their Affiliates for expenses incurred (directly or indirectly) in order to provide or receive any services in connection with the business of the Company or any Subsidiary of the Company;

ee.	authorizing or entering into any lease or rental agreement not in compliance with the approved leasing parameters set forth in the latest Approved Business Plan;

ff.	submitting for approval by any governmental body any plans or specifications for the development of the Property or any entitlements, permits, variances, zoning or any other developmental approvals with respect to the Property, or amending, modifying, changing or revising in any material fashion any plans or specifications for the development of the Property previously submitted to any governmental body or any entitlements, permits, variances, zoning or any other developmental approvals previously submitted to any governmental body with respect to the Property;

gg.	to the extent not expressly provided for in the latest Approved Business Plan, any design, construction or redevelopment of the Project, and any material design, service or construction plans, contracts or budgets;

hh.	if not expressly provided for in the latest Approved Business Plan, the use of any name for the Property or the Project or any aspect thereof for any purpose;

ii.	except as contemplated by the latest Approved Business Plan, any sales, “pre-sales,” leasing or marketing plan with respect to the Property or any portion thereof, or causing or permitting the Company or any Subsidiary of the Company to materially amend or modify, or to take any material actions in violation of, any sales, “pre-sales,” leasing or marketing plan previously approved as a Major Decision (or set forth in the latest Approved Business Plan) with respect to the Property or any portion thereof; or

jj.	opening any bank, brokerage or other depository or investment account by or on behalf of the Company or any Subsidiary of the Company.
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The Manager shall submit all matters constituting a Major Decision to the Members in writing for the Members’ review and decision, which shall include all material information, agreements, instruments and other documents required for the Members to make a fully informed decision. In addition, the Manager shall provide the Members with any additional information, agreements, instruments and documents that are reasonably requested by any Member related to any matter constituting a Major Decision. Each Member shall provide its decision with respect to any matter constituting a Major Decision to the Manager within ten (10) Business Days of such Member’s receipt of such submission. Any Member’s failure to respond within ten (10) Business Days shall be deemed a disapproval of such matter or matters.

               Section 6.3               Limitations on Powers of Members. Without the approval of all Members, no Member shall, directly or indirectly (i) resign, retire or withdraw from the Company; (ii) dissolve, terminate or liquidate the Company; or (iii) cause any property of the Company or any Subsidiary of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

               Section 6.4               Prohibition Against Partition. Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company or any Subsidiary of the Company.

               Section 6.5               Management and Control of Business, Authority of Manager. Subject to the provisions of Section 6.2 and any other provision of this Agreement that requires the vote, consent or approval by a Member, the business and affairs of the Company shall be managed under the direction of the Manager, who (i) shall take the primary initiative and be responsible, at the expense and on behalf of the Company, to conduct the day-to-day business and affairs of the Company in accordance with and as limited by this Agreement; and (ii) may exercise all powers of the Company and, on behalf of the Company perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members. The Manager shall also be responsible for the implementation of Major Decisions approved by the Members. All acts of the Manager within the scope of its authority shall bind the Company.

               Section 6.6               Specific Authority of the Manager. Except as expressly provided in this Agreement, including Section 6.2, the Manager is hereby granted the right, power and authority to do on behalf of the Company all things which are reasonably necessary, proper or desirable to carry out the business of the Company in an orderly fashion in accordance with the latest Approved Budget and Approved Business Plan, including the right, power and authority from time to time to do the following:

                              (a)               prosecute or defend any claim, action, arbitration, mediation, suit or proceeding on behalf of the Company, any Subsidiary of the Company or any of their respective assets or any portion thereof, at such entity’s expense as may be necessary or proper to enforce or protect such entity’s interests;

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                              (b)               employ such agents, accountants, attorneys, consultants and other Persons, including itself, necessary or appropriate to carry out the business and affairs of the Company, and to pay such fees, expenses and other compensation to such Persons as it shall determine in accordance with the terms of this Agreement and the latest Approved Business Plan;

                              (c)               pay any and all reasonable fees and to make any and all reasonable expenditures in accordance with the latest Approved Budget which it deems necessary or appropriate in connection with the organization of the Company, the management of the affairs of the Company, and the carrying out of its obligations and responsibilities under this Agreement, and to enforce all rights of the Company;

                              (d)               prepare, execute and file on behalf of the Company the Articles of Organization of the Company and all amendments, modifications or supplements thereto, together with any and all other certificates, affidavits and other documents to be filed, published or recorded on behalf of the Company;

                              (e)               engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Company, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Florida and any other jurisdiction in which the Company may conduct its business;

                              (f)                implement or continue to implement any plan for the development of the Property which has been approved by the Members;

                              (g)               protect and preserve the titles and interests with respect to the Property and other assets owned by the Company;

                              (h)               render for taxation and pay all ad valorem taxes, assessments, and other impositions applicable to the Property and other property owned by the Company;

                              (i)                enter into and supervise the performance of all Property Agreements;

                              (j)                cause accurate books of account and other records of the Company to be maintained in which shall be entered all matters relating to the Company, including all income, expenditures, assets and liabilities thereof;

                              (k)               negotiate and agree to with all utility companies servicing the Property a master plan for the services of such utility companies to the Property and agreements relative thereto;

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                              (l)                 retain or employ and coordinate the services of all employees, supervisors, architects, engineers, accountants, attorneys and other Persons necessary or appropriate to carry out the business of the Company in accordance with the latest Approved Business Plan;

                              (m)               to the extent that funds are available therefor, pay all debts and other obligations of the Company when due, including amounts due under permanent financing of improvements and other loans to the Company and costs of construction, operation, and maintenance of the Property and improvements thereof;

                              (n)               maintain all funds of the Company in a Company account in a bank or banks with the Manager’s designated representatives as signatories thereto;

                              (o)               cause the Company to periodically make distributions to their respective members in accordance with the provisions of this Agreement;

                              (p)               perform other normal business functions and otherwise operate and manage the day-to-day business and affairs of the Company in the ordinary course of business in accordance with and as limited by this Agreement, including the construction, sale and leasing of properties owned by the Company;

                              (q)               perform other obligations expressly provided elsewhere in this Agreement to be performed by the Manager;

                              (r)                execute all closing documents necessary for the construction, sale and leasing of the Property; and

                              (s)               determine when a notice for Additional Capital Contributions should be sent to the Members.

               Section 6.7                Business Plan and Budget.

                              (a)               The Members, as a Major Decision, will adopt a business plan and strategic operating plan (the “Business Plan”) for the acquisition, development and operation of the Property, which will set forth all anticipated development costs and expenses, income, operating expenses, capital and other costs and expenses, anticipated capital calls and debt and other financing of the Company, together with a marketing plan and general operating strategy for the Property, through the anticipated sale of the Property, and which shall be updated annually and may be modified or revised from time to time by the Manager (and at such times as a Member may reasonably request to reflect a change in facts or circumstances), subject in each case to approval by the Members as a Major Decision. If applicable, each section of the Business Plan shall contain the time estimates associated with that section. Each Business Plan which has been approved by the Members is referred to herein as an “Approved Business Plan.” Notwithstanding anything to the contrary set forth in this Section 6.7, the Manager shall be entitled to expend available Company funds in respect of emergency and other similar expenditures, provided that the payment of such expenditure is crucial to the development or operations of the Property and the failure to pay such expenditure is likely to result in a material adverse effect on the Property, including required debt service on financing (including the expense of curing any defaults thereunder to the extent the same is an emergency), real estate taxes and assessments and emergency repairs (i.e., necessary to prevent imminent injury to individuals or loss of life) and continued insurance coverage, even if not set forth in the latest Approved Business Plan.

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                              (b)               In addition to the foregoing requirements, the Business Plan shall contain a budget which sets forth the estimated revenues and expenses of the Company and other information specified below for the period covered by the Business Plan. Without limiting the foregoing, each budget shall set forth (i) estimated revenues and a reasonable detail of all expenses (including, construction, capital, operating, taxes, debt service and other) on a yearly basis; (ii) a description of any anticipated capital expenditures for the upcoming year and in the quarter such expenditures are anticipated to be made; and (iii) a description of each reserve, contingency, source and application of funds. Once approved by the Members as a Major Decision, each such budget is referred to herein as an “Approved Budget.”

                              (c)               The Manager shall prepare and formulate or cause to be prepared and formulated any necessary updates to the Approved Business Plan on a yearly basis commencing with respect to the 2015 Fiscal Year. Beginning with respect to the 2015 Fiscal Year, each proposed Business Plan, when prepared by the Manager, shall be submitted to the Members for their approval not less than sixty (60) days before the first day of each Fiscal Year. During such sixty (60) day period, the Manager and the Members shall cooperate with one another and endeavor in good faith to agree to the adoption of such Business Plan with any agreed upon changes before the first day of each Fiscal Year. The failure of the Manager and the Members to agree upon a Business Plan in writing within such sixty (60) day period shall be deemed to be disapproval of the proposed Business Plan. If the Manager and the Members have not agreed upon a Business Plan before the commencement of a Fiscal Year, until a Business Plan is approved by the Members, the Manager shall operate the Property in accordance with the most recent Approved Business Plan except that (A) the Manager shall be entitled to expend the actual costs of required insurance, real estate taxes, utilities, emergency expenses, and any other expenses which the Company is contractually obligated to pay pursuant to contracts or agreements which have been entered into by the Company in accordance with the terms of this Agreement; and (B) no new capital improvement project shall be deemed approved and undertaken except to the extent required by the terms of any mortgage encumbering the Property or any lease entered into by the Company in accordance with the terms of this Agreement.

               Section 6.8               Status Reports. The Manager shall report to the Members each month on the status of the development of the Property. The Manager shall meet (in person or by telephone conference) not less often than quarterly with the Members or at any other reasonable time at any Member’s request to detail the status of the Property, respond to questions and consider approval of matters constituting Major Decisions.

               Section 6.9                Manager’s Compensation. The Manager shall not be compensated for its services as Manager.

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               Section 6.10             Signing of Documents. Subject to the other provisions of this Agreement, the Manager is authorized, in the name and on behalf of the Company, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments which are necessary, appropriate or convenient for the conduct of the Company’s day-to-day business and the furtherance of its purposes or which are necessary, appropriate or convenient to carry out actions constituting Major Decisions which have been approved by the Members.

               Section 6.11             Right to Rely on Authority of Manager. No Person dealing with the Manager shall be required to determine the Manager’s authority to make any undertaking on behalf of the Company or to determine any fact or circumstance bearing upon the existence of the Manager’s authority.

               Section 6.12             No Authority to Hire Employees. The Company shall have no employees and the Manager shall have no authority to hire any employees on behalf of the Company.

               Section 6.13             Outside Activities. The Manager shall devote only such time and attention to the business and affairs of the Company as it deems necessary for the proper performance of its duties and the operation and management of the Company. The Manager, the Members and their respective Affiliates may engage in or hold interests in other business ventures of every kind and description for its or their own account, whether or not such business ventures are in direct or indirect competition with the business of the Company, and whether or not the Company also has an interest therein. None of the Company or the other Members shall have any rights by virtue of this Agreement in such business ventures or to the income or profits derived therefrom. Without limiting the foregoing, the Members hereby agree that the Manager, each Member and each of their respective Affiliates may render services identical or similar to those contemplated hereunder to other owners of real property, improved in a similar fashion to the Property or otherwise, and may themselves engage in the acquisition, development, leasing and exploitation of real property for their own account and benefit without any accountability or liability whatsoever to the Company or the other Members even though such services or business activities may be similar or competitive in nature to the Project and/or to the business activities of the Company. The Members acknowledge and agree that the activities of any Person described in this Section shall be deemed to not violate any fiduciary duties (including the duty of loyalty) whether or not such duties otherwise arise or exist at law or in equity.

               Section 6.14             Development Agreement. The development of the Property shall be overseen and supervised by Courtelis Company, a Florida corporation, with whom the Company shall enter into a “Development Agreement” substantially in the form attached hereto as Exhibit “C” and made a part hereof. Courtelis Company will be entitled to a development fee as more fully set forth in said Development Agreement. The approval of the terms and provisions of the Development Agreement, including without limitation the fees and costs to be paid thereunder, shall be a Major Decision.

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               Section 6.15             Leasing Management Agreement. The management, maintenance and leasing of any improvements constructed on the Property shall be overseen and supervised by JIK Properties, Inc., a Florida corporation, with whom the Company shall enter into a “Leasing and Management Agreement” substantially in the form attached hereto as Exhibit “D” and made a part hereof. JIK Properties, Inc., as an Affiliate of Kislak, will be entitled to a management and leasing fee as more fully set forth in said Leasing and Management Agreement. The approval of the terms and provisions of the Leasing and Management Agreement, including without limitation the fees and costs to be paid thereunder, shall be a Major Decision.

               Section 6.16             Agreements With Members. Notwithstanding anything to the contrary contained in this Agreement, any actions or decisions to be made on behalf of the Company or any Subsidiary of the Company with respect to any agreement, contract or arrangement between the Company or any Subsidiary of the Company, on the one hand, and Courtelis (or an Affiliate of Courtelis), on the other hand, shall be made exclusively by Kislak and HMG/Orlando. Similarly, notwithstanding anything to the contrary contained in this Agreement, any actions or decisions to be made on behalf of the Company or any Subsidiary of the Company with respect to any agreement, contract or arrangement between the Company or any Subsidiary of the Company, on the one hand, and Kislak (or an Affiliate of Kislak), on the other hand, shall be made exclusively by Courtelis and HMG/Orlando. Additionally, notwithstanding anything to the contrary contained in this Agreement, any actions or decisions to be made on behalf of the Company or any Subsidiary of the Company with respect to any agreement, contract or arrangement between the Company or any Subsidiary of the Company, on the one hand, and HMG/Orlando (or an Affiliate of HMG/Orlando), on the other hand, shall be made exclusively by Courtelis and Kislak.

               Section 6.17             Indemnification by Manager. Notwithstanding any other provision of this Agreement, the Manager shall, at its own cost and expense, indemnify, defend and hold harmless the Company and the other Members and their Affiliates from and against any and all claims, demands, losses, damages, liabilities, obligations, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys’ fees and expenses) arising directly or indirectly, in whole or in part, out of any material breach by the Manager of its duties and obligations under this Agreement or out of any gross negligence in the performance of its duties and obligations under this Agreement. Notwithstanding the foregoing provisions, the indemnification set forth above shall exclude any punitive or consequential damages which any Member may claim to have incurred by reason of such indemnified matters, including lost profit or lost opportunity, but shall include indemnification for punitive or consequential damages claims by third parties. The indemnity in this Section 6.17 shall survive the dissolution and termination of the Company and the termination of this Agreement.

               Section 6.18             Removal of Manager.

                              (a)              Notwithstanding any other provision of this Agreement, a Manager may be removed as Manager where (i) the Manager has committed a Bad Act or (ii) the Manager is an Affiliate of a Member who has committed a Bad Act, by Members holding more than fifty percent (50%) of the Percentage Interests (not counting the Percentage Interest of any Member that is an Affiliate of the Removed Manager). The determination of any Bad Act shall be submitted to non-binding arbitration in Miami, Florida before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Any Member may initiate the arbitration proceeding. If the Members have not agreed within ten (10) Business Days of the commencement of the arbitration proceeding on the selection of an arbitrator willing to serve, the arbitrator shall be selected by such procedures as JAMS regularly follows and shall be a retired judge or other arbitrator who is a member of JAMS.

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                              (b)               In the event of the removal of a Manager pursuant to this Section 6.18 (a “Removed Manager”), the Members shall appoint a new Manager by approval of Members holding more than fifty percent (50%) of the Percentage Interests (not counting the Percentage Interest of any Member that is an Affiliate of the Removed Manager). Notwithstanding any other provision of this Agreement, from and after the date of the removal of a Removed Manager that is an Affiliate of a Member, (i) the consent of such Member shall be required only with respect to a matter within the scope of Section 6.2(i), Section 6.2(l), Section 6.2(v), Section 6.2(w), Section 6.2(x) (but only with respect to Affiliate Transactions entered into or amended after the occurrence of the Bad Act which led to the removal of the Removed Manager) or Section 6.2(aa), and (ii) any other matter constituting a Major Decision shall require the approval only of the Members that are not Affiliates of the Removed Manager.

ARTICLE VII

Books of Account and Reports, Access to Records; Reporting Requirements

               Section 7.1               Books and Records. The Manager shall keep, or cause to be kept, at the principal place of business of the Company true and correct books of account of the Company, in which shall be entered fully and accurately each and every transaction of the Company. Each Member or its designated agent shall have access at reasonable times on Business Days at the Company’s office, or wherever same are located, to inspect such books of account and all other information concerning the Company required by the Act to be made available to Members, and may make copies thereof at such Member’s expense. Initially, the books and records shall be kept at Courtelis’ office and thereafter shall be kept at Kislak’s office when Kislak becomes the Manager when the Project is fully developed.

               A Member must give the Company written notice of its desire to exercise rights under this Section 7.1 at least two (2) Business Days in advance. The Company’s books shall be kept on the accrual method of accounting in accordance with accepted federal income tax accounting principles, consistently applied, and for a fiscal period which is the calendar year. The Manager shall cause to be prepared and distributed to each Member (i) a copy of the annual financial statements of the Company for each Fiscal Year; and (ii) information necessary to complete such Member’s U.S. federal, state and local income tax returns within ninety (90) days after the close of each Fiscal Year.

               Section 7.2               Banking. Subject to Section 6.2, all funds of the Company shall be deposited in its respective name in such federally-insured commercial bank or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, as the Manager may determine. All funds of the Company shall only be used for Company purposes as provided in this Agreement and in accordance with the terms hereof.

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               Section 7.3                Reporting Requirements. The Manager shall provide each Member with the Company’s financial information as follows:

                              (a)               Operating Statements. From and after the date of this Agreement, and continuing for the term of the Company, on a monthly basis within 30 days after month end, a comparison of operations, on a year-to-date basis, reflecting income, expenses and capital expenditures compared to the latest Approved Budget and Approved Business Plan.

                              (b)               Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, a balance sheet of the Company as of the last day of such quarter and a statement of income for such quarter, all in reasonable detail, each such statement to be certified in a certificate of the Manager as accurately presenting the financial position and the results of operations of the Company as of its date and for such quarter and having been prepared in accordance with federal income tax accounting principles consistently applied.

                              (c)               Annual Financial Statements. Annually, as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the last day of such Fiscal Year and a statement of income for such Fiscal Year, all in reasonable detail, setting forth in each case in comparative form to corresponding figures for the preceding Fiscal Year, each such statement to be certified in a certificate of the Manager as accurately presenting the financial position and the results of operations of the Company as of its date and for such Fiscal Year and having been prepared in accordance with federal income tax accounting principles consistently applied.

ARTICLE VIII

Transfers of Membership Interests

               Section 8.1               Other Member’s or Assignee’s Right to Transfer. Except for Transfers contemplated in Section 8.4 and Transfers pursuant to Article XI, without the prior written consent of all of the Members, no Member may Transfer all or any part of its Membership Interest.

               Section 8.2               Non-Complying Transfers Void. Any attempted Transfer of all or any part of a Member’s Membership Interest that does not comply with the provisions of this Article VIII shall be null and void and of no legal effect. No Transfer of a Member’s Membership Interest shall be permitted under this Agreement which is in violation of the provisions set forth in any loan documents to which the Company is a party.

               Section 8.3               Corporate Ownership. In the event any Membership Interest is owned by a corporation, partnership, trust or other entity, then a Transfer of more than fifty percent (50%), in a single transaction or over time, of the equitable, beneficial or controlling interests of such entity shall constitute a Transfer of the Membership Interest owned by that entity subject to the provisions of this Article VIII.

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               Section 8.4               Family Transfers. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article VIII shall not apply to a Transfer by a Member of such Member’s Membership Interest (or any portion thereof) to (a) an Affiliate of such Member; (b) in the case of a Member that is an individual, a member of his immediate family (i.e., spouse, children and/or grandchildren) or to a trust, the beneficiaries of which are members of his immediate family; or (c) any other Member; provided that no such Transfer shall in any event relieve the transferor of primary liability for performance of the obligations relating to such Membership Interest (or any portion thereof). Notwithstanding the foregoing, as a condition to such Transfer, the transferee must execute at its sole cost and expense a written assumption agreement reasonably satisfactory to the Manager assuming all of the obligations of the transferor as to the Membership Interest (or portion thereof) being Transferred and agreeing to be bound by all of the terms and provisions of this Agreement (as the same may then have been amended) and a signed, original counterpart copy of which shall be filed with the Company records.

ARTICLE IX

Admission of Assignees

               Section 9.1               An Assignee has no Management Rights unless and until (i) the transferring Member so provides in the instrument of Transfer; (ii) the Assignee agrees in a writing reasonably satisfactory to the Manager to be bound by all of the terms and provisions of this Agreement (as the same may then have been amended); and (iii) all of the Members approve of the admission of such Assignee as a substituted Member. Until such time, the only rights of an Assignee are the Economic Rights allocable to the Transferred Membership Interest.

               Section 9.2               Substituted Member. No Assignee of a part of a Member’s Membership Interest in the Company shall have the right to become a substituted Member. A Member may substitute an Assignee of its entire Membership Interest in the Company as a Member in its place only with the prior written consent of all Members, which consent may be withheld for whatever reason any Member deems appropriate; provided, however, that the Members may not unreasonably withhold consent to the substitution of an Affiliate of a Member or the heirs, executors, administrators or devisees of a Member. No substitution shall be effective unless and until the Assignee has agreed in writing to be bound by all of the terms and provisions of this Agreement, as the same may then have been amended, as if it had originally been a party hereto, and both transferor and transferee have executed and acknowledged any and all other instruments deemed necessary or appropriate by the Members to effectuate the substitution. The transferee shall pay all reasonable expenses incurred in connection with its substitution and admission as a Member.

               Section 9.3               Additional Members and Their Contributions. Additional Members may be admitted to the Company upon the unanimous approval of all Members. Each additional Member shall make such contribution to the capital of the Company and shall receive by reason of its contribution such percentage of the income, gains, profits, and credits of the Company as shall be set forth in the instrument evidencing the approval of the Members of its admission. Thereafter, the Percentage Interest of each Member in the income, gains, profits, and credits of the Company by reason of his contribution shall be readjusted accordingly. The admission of any such additional Member shall not be effective unless and until it has agreed to be bound by all of the terms and provisions of this Agreement, as the same may then have been amended, as if he were originally a party hereto, and shall have executed and acknowledged any and all other instruments deemed necessary or appropriate by the Members to effectuate such admission.

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ARTICLE X

Right of First Refusal

               Section 10.1              Right of First Refusal. Other than as set forth in Section 8.4 and Article XI hereof, each Member hereby grants to all the other Members a right of first refusal on the terms and conditions hereinafter set forth if a Member receives a bona fide offer from an unrelated third party to purchase said Member’s Membership Interest which said Manager intends to accept:

                              (a)               In the event that any Member (the “Selling Member”) receives such bona fide offer, such Selling Member shall give written notice thereof (the “Sale Notice”) to the Manager and every other Member (the “Remaining Members”), accompanied by a copy of such bona fide offer (the “Offer”).

                              (b)               Within thirty (30) days following delivery of the Sale Notice, the Remaining Members shall determine whether or not they desire to purchase the Membership Interest proposed to be sold upon the terms and conditions set forth in the Offer (net of any commissions), and if one or more of the Remaining Members elect to purchase such Membership Interest, the Remaining Members electing to purchase shall so notify the Selling Member in writing (the “Buy Notice”) within such thirty (30) day period. The Buy Notice shall be deemed effective only if the Remaining Members or any one of them agree to purchase the entire Membership Interest proposed to be sold. In the event more than one Remaining Member elects to participate, the ratios among the electing Remaining Members (the “Buying Members”) shall be as agreed upon by the Buying Members or, if the Buying Members cannot agree, then in accordance with the respective Percentage Interests of the Buying Members (based on the proportion that each Buying Member’s Percentage Interest bears to the aggregate Percentage Interests of all Buying Members (i.e., excluding the Percentage Interest of the Members who are not Buying Members)).

                              (c)               In the event a Buy Notice is given, the Selling Member shall sell its Membership Interest to the Buying Members on the terms and conditions set forth in the Offer (net of any commissions). The closing of such sale shall take place on the date specified for closing in the Offer, provided such date shall be not earlier than sixty (60) days following delivery of the Buy Notice.

                              (d)               In the event a Buy Notice is not given by the Remaining Members or any one of them during the thirty (30) day period following delivery of the Sale Notice, or if the Buying Members do not, in the aggregate, agree to purchase the entire Percentage Interest of the Selling Member, then the Membership Interest proposed to be sold may be sold to any Person on the terms and conditions set forth in the Offer, but in no event on more favorable terms and conditions than those set in the Offer; provided that, in the event such Membership Interest is not sold on the terms and conditions set forth in the Offer within ninety (90) days from and after the date on which the Sale Notice was delivered, then such Membership Interest may not be sold without compliance again with the provisions of this Section 10.1.

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ARTICLE XI

Buy-Sell

               Section 11.1             Buy-Sell. On or after completion of all of the buildings contemplated by the then current Approved Business Plan on the Property (i.e., issuance of the certificate of completion for said building(s)) and not before such date, but subject to Section 16.2, the Members shall have the right to purchase or sell all (but not less than all) of their respective Membership Interests in the Company to each other in the manner set forth in this Section 11.1. The Members agree, however, that the exercise of the rights under this Article XI are subject to the approval of any lender to the Company if the terms and conditions of the lender’s loan documents would limit, prohibit or impair the exercise of such rights, or if the exercise of such rights would result in a default under the loan documents.

                              (a)               At any time and for any reason any Member (the “Offeror”) may give either or both of the other Members (each is an “Offeree”) a notice (the “Buy-Sell Notice”), which Buy-Sell Notice to be effective must be hand delivered (including, without limitation, delivery by a nationally recognized overnight courier service); provided, however, that if more than one Member shall give either or both of the other Members a Buy-Sell Notice, the one given first (i.e., the one received earlier as determined by the date and time of receipt) shall be effective and the one(s) given thereafter shall not be effective. Such Buy-Sell Notice shall:

                                                  (i)              state that the Offeror is proceeding under this Section 11.1;

                                                  (ii)             state the aggregate dollar amount (the “Specified Valuation Amount”) which the Offeror would be willing to pay for one hundred percent (100%) of the Membership Interests in the Company as of the date of the Buy-Sell Notice;

                                                  (iii)            be accompanied by a deposit check payable to the direct order of the Offeree’s counsel, as escrow agent (which counsel for Kislak shall be the firm of Bilzin Sumberg Baena Price & Axelrod LLP; counsel for Courtelis shall be Victor Stosik; and counsel for HMG/Orlando shall be Shutts & Bowen LLP, as escrow agent, unless such Member notifies the others of a change in such counsel), in an amount equal to ten percent (10%) of the amount the Offeror would be required to pay to the Offeree under Section 11.1(b)(i); and

                                                  (iv)            be accompanied by a comprehensive purchase agreement (the “Purchase Agreement”) which contains all terms, conditions, covenants, representations, warranties and other agreements, except such terms shall provide for the entire purchase price to be paid in immediately available funds at closing.

                              (b)               The Offeree shall have the option either:

                                                  (i)              to sell its entire Membership Interest in the Company to the Offeror for an amount equal to the amount which the Offeree would have been entitled to receive under Section 5.1(b) if the Company had sold all of its assets to a third party for the Specified Valuation Amount on the “Closing Date” (as hereinafter defined) (but without any deduction for brokerage commissions, documentary stamp tax on a deed of conveyance, title insurance, or similar transactional closing costs otherwise customarily payable in connection with such a sale) and the Company had immediately paid all Company liabilities and distributed the net proceeds (as determined above) and any other Company assets to the Members in the amounts and order of priority set forth in Section 5.1(b) in satisfaction of their Membership Interests in the Company (but without the establishment of any reserves for contingent liabilities); or

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                                                  (ii)             to purchase the entire Membership Interest in the Company of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive under Section 5.1(b) if the Company had sold all of its assets to a third party for the Specified Valuation Amount on the Closing Date (but without any deduction for brokerage commissions, documentary stamp tax on a deed of conveyance, title insurance, or similar transactional closing costs otherwise customarily payable in connection with such a sale) and the Company had immediately paid all Company liabilities and distributed the net proceeds (as determined above) and any other Company assets to the Members in the amounts and order of priority set forth in Section 5.1(b) in satisfaction of their Membership Interests in the Company (but without the establishment of any reserves for contingent liabilities).

                              The Offeree shall have ninety (90) days from the date of delivery of the Offeror’s Buy-Sell Notice to exercise by notice to the Offeror (the “Offeree Notice”) either of its options hereunder. In the event the Offeree exercises the option described in Section 11.1(b)(i), the Offeree shall be entitled to deliver the check received from the Offeror to its counsel, who shall promptly deposit the same in its trust account and shall hold such deposit pursuant to an escrow agreement to be entered into among the Offeror, the Offeree and such counsel, which shall be in form and substance reasonably satisfactory to such parties. In the event the Offeree exercises the option described in Section 11.1(b)(ii), the Offeree Notice shall be accompanied by the return of the Offeror’s check and shall be accompanied by a deposit check of the Offeree payable to the direct order of the Offeror’s counsel, as escrow agent, in an amount equal to ten percent (10%) of the amount the Offeree is required to pay to the Offeror under Section 11.1(b)(ii), and the Offeror shall be entitled to deliver such check to its counsel who shall promptly deposit the same in its trust account and shall hold such deposit pursuant to an escrow agreement to be entered into among the Offeror, the Offeree and such counsel, which shall be in form and substance reasonably satisfactory to such parties. If the Offeree shall not exercise either of its options by delivering the Offeree Notice within said ninety (90) days, the Offeree shall be conclusively deemed to have elected to sell its Membership Interest in the Company to the Offeror at the price provided in Section 11.1(b)(i) as of the day following the expiration of such period.

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                              (c)               The Member entitled to purchase under Section 11.1(b) (the “Purchaser”) shall fix a closing date (the “Closing Date”) which is not later than forty-five (45) days following the date of delivery of the Offeree Notice (or, if the Offeree Notice is not delivered to the Offeror within ninety (90) days from the date of delivery of the Offeror’s Buy-Sell Notice, then the Closing Date shall be not later than forty-five (45) days following the date of expiration of such ninety (90) day period). The closing shall take place on the Closing Date at the time and place specified by the Purchaser. In the event the Offeree elects to sell pursuant to Section 11.1(b)(i), if the Offeror fails to perform its obligations hereunder, the Offeree (in addition to any other rights it may have hereunder, at law or in equity) shall be entitled to retain the ten percent (10%) deposit received from the Offeror (and the Offeree’s counsel is hereby authorized to thereupon promptly release the same from escrow to the Offeree for such purpose) and, in addition, shall have the right (but not the obligation) to purchase the Offeror’s Membership Interest at ninety percent (90%) of the amount the Offeree would be required to pay the Offeror under Section 11.1(b)(ii) and the Offeror shall not thereafter have any right to give a Buy-Sell Notice hereunder (but shall continue to have the right to respond to a Buy-Sell Notice by giving an Offeree Notice). In the event the Offeree elects to purchase pursuant to Section 11.1(b)(ii), if the Offeree fails to perform its obligations hereunder, the Offeror (in addition to any other rights it may have hereunder, at law or in equity) shall be entitled to retain the ten percent (10%) deposit received from the Offeree (and the Offeror’s counsel is hereby authorized to thereupon promptly release the same from escrow to the Offeror for such purpose) and, in addition, shall have the right (but not the obligation) to purchase the Offeree’s Membership Interest at ninety percent (90%) of the amount the Offeror would be required to pay the Offeree under Section 11.1(b)(i) and the Offeree shall not thereafter have any right to give a Buy-Sell Notice hereunder (but shall continue to have the right to respond to a Buy-Sell Notice by giving an Offeree Notice).

                              (d)              At the closing on the Closing Date:

                                                 (i)               the Member obligated to sell (the “Seller”) shall execute and deliver to the Purchaser such bills of sale, instruments of conveyance, assignments and other instruments as the Purchaser may reasonably require, to give it good and clear title to the Membership Interest of the Seller in the Company. The Members shall endeavor, to the extent practicable, to structure any such conveyance in a tax efficient manner provided the same does not delay in any material respect the completion of such conveyance, does not increase the costs associated with such conveyance (unless the party requesting such structuring agrees to, and at closing, pays such increased costs) and would not result in adverse tax consequences to the Purchaser as of the Closing Date or at any time thereafter. In addition, the Seller shall pay any real property or other transfer taxes, if any, incident to such conveyance.

                                                 (ii)              The Purchaser shall purchase the Membership Interest of the Seller subject to all Company liabilities which shall be specifically assumed by the Purchaser unless the same are non-recourse to the Seller, in which case the Purchaser takes subject to such liabilities. The Purchaser shall further indemnify the Seller as to said liabilities. In addition, as a condition to any Member becoming a Purchaser, such Purchaser and the Company shall arrange for the specific release of the Seller and/or any Affiliates of the Seller from the primary liability (as opposed to continuing liabilities, such as environmental liabilities for the period prior to the Closing Date, which may not be released but for which the Purchaser shall provide indemnification to the Seller) to any institutional lenders having outstanding loans to the Company (including the cancellation and release of such Persons from all Loan Guarantees). The Membership Interest of the Seller shall be Transferred free and clear of all encumbrances except for the liabilities being assumed or taken subject to pursuant to this Section.

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                              (e)               Since a Member may issue a Buy-Sell Notice to either or both of the other Members, then notwithstanding anything to the contrary, in the event an Offeror issues a Buy-Sell Notice to only one (1) of the other Members, as an Offeree, then the Purchaser (upon becoming the Purchaser pursuant to Section 11.1(b)) must immediately offer (the “Offer to Sell ½ Notice”) to sell one-half (1/2) of the Membership Interest being acquired from the Seller to the Member who has not been issued a Buy-Sell Notice by the Offeror (the “Non-Participating Member”), on the same terms and conditions that the Purchaser is purchasing the Membership Interest of the Seller (and each of the Purchaser and the Non-Participating Member shall purchase the Seller’s Membership Interest directly from the Seller, on the Closing Date determined by the Purchaser pursuant to Section 11.1(c)). The Non-Participating Member shall have ten (10) Business Days from the date of delivery of the Offer to Sell ½ Notice to exercise its right to purchase one-half (1/2) of the Membership Interest of the Seller (in lieu of its purchase by the Purchaser) by giving notice of acceptance of same to the Purchaser (which acceptance to be effective must be hand delivered (including, without limitation, delivery by a nationally recognized overnight courier service)). The acceptance of the Offer to Sell ½ Notice shall be accompanied by a deposit check of the Non-Participating Member payable to the direct order of the Purchaser’s counsel, as escrow agent, in an amount equal to ten percent (10%) of the amount the Non-Participating Member is required to pay to the Seller for one-half (1/2) of the Membership Interest of the Seller, and the Purchaser shall be entitled to deliver such check to its counsel who shall promptly deposit the same in its trust account and shall hold such deposit pursuant to an escrow agreement to be entered into among the Purchaser, the Non-Participating Member and such counsel, which shall be in form and substance reasonably satisfactory to such parties. If the Non-Participating Member shall not exercise its option to purchase one-half (1/2) of the Membership Interest of the Seller by delivering the notice of acceptance of the Offer to Sell ½ Notice within the time period stated above in this Section 11.1(e), the Non-Participating Member shall be conclusively deemed to have elected to not participate in such purchase and the entire Membership Interest of the Seller may be acquired by the Purchaser and the Non-Participating Member cannot exercise its buy-sell right until after the Purchaser has finalized its purchase of the Seller’s Membership Interest. In the event the Non-Participating Member shall, after accepting the Offer to Sell ½ Notice, default in its obligation to consummate the purchase as provided in this Section 11.1, the Purchaser shall, as to the Membership Interest of the Non-Participating Member, have the rights set forth in Section 11.1(c) above. By way of example but not limitation, if Courtelis, as Offeror, issues a Buy-Sell Notice to Kislak, as Offeree, and Kislak elects to sell its Membership Interest to Courtelis, then Courtelis shall immediately issue an Offer to Sell ½ Notice to HMG/Orlando and HMG/Orlando may, as the Non-Participating Member and at its option exercised within the time period stated above in this Section 11.1(e), elect to purchase one-half (1/2) of the Membership Interest of Kislak which is otherwise to be purchased by Courtelis, on the same terms and conditions as set forth in the Buy-Sell Notice.

ARTICLE XII

Dissolution of Company

               Section 12.1             Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

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                              (a)               the sale, exchange, or other disposition by the Company of all or substantially all of its assets; provided, however, that if, in connection with such sale or other disposition, the Company receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Company shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of;

                              (b)               the determination in writing by the Members that the Company shall be dissolved; or

                              (c)               entry of a decree of judicial dissolution under the Act.

               Section 12.2             Winding Up. If the Company is dissolved, then the Manager shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, deed of trust, mortgage, contract or other obligation entered into by or on behalf of the Company.

               Section 12.3             Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of its liabilities and paying all other costs and expenses incurred in connection with winding up and terminating the Company, the Manager shall distribute the remaining net proceeds and liquid assets among the Members in the manner specified in Section 5.1(b).

               Section 12.4             Negative Capital Accounts. No Member shall be required or obligated to restore or repay to the Company, any other Member or any creditor of the Company any negative balance in its Capital Account upon liquidation or dissolution of the Company.

               Section 12.5             Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members. As soon as practicable after the termination of the Company, the Manager shall cause articles of dissolution to be filed with the Department of State of the State of Florida. With the written consent of the Members, the Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE XIII

Amendments

               This Agreement may not be amended or modified by the Members without the prior written consent of all Members.

ARTICLE XIV

Intentionally Omitted

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ARTICLE XV

Liability and Indemnification

               Section 15.1             Liability of Manager. Neither the Manager nor any of its officers, directors, partners, members, managers, employees, agents, Affiliates, personal representatives, successors or assigns shall be liable to the Company or the Members for any claim, demand, loss, damage, liability, obligation, lawsuit or other proceeding, judgment or award, or cost or expense (including reasonable attorneys’ fees and expenses) arising directly or indirectly, in whole or in part, out of any act performed or omitted in connection with the assets, business, operations or activities of the Company (including any of its Subsidiaries) or in dealing with third parties on behalf of the Company (including any of its Subsidiaries) unless such act or omission (a) constitutes gross negligence or a material breach under this Agreement; (b) involves bad faith, willful or intentional misconduct or a knowing violation of law; (c) relates to a transaction from which such Person derived an improper personal benefit; (d) involves a circumstance in which the liability provisions of Section 605.0406 of the Act are applicable; or (e) constitutes a breach of duties or obligations under Section 605.04091 of the Act, taking into account any variation of such duties and obligations provided for in this Agreement.

               Section 15.2             Indemnification of Manager. The Company shall, at its cost and expense, indemnify, defend and hold harmless the Manager and its officers, directors, partners, members, managers, employees, agents, Affiliates, personal representatives, successors and assigns from and against any and all claims, demands, losses, damages, liabilities, obligations, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys’ fees and expenses) arising directly or indirectly, in whole or in part, out of any act performed or omitted in connection with the assets, business, operations or activities of the Company (including any of its Subsidiaries) or in dealing with third parties on behalf of the Company (including any of its Subsidiaries) unless such act or omission (a) constitutes gross negligence or a material breach under this Agreement; (b) involves bad faith, willful or intentional misconduct or a knowing violation of law; (c) relates to a transaction from which such Person derived an improper personal benefit; (d) involves a circumstance in which the liability provisions of Section 605.0406 of the Act are applicable; or (e) constitutes a breach of duties or obligations under Section 605.04091 of the Act, taking into account any variation of such duties and obligations provided for in this Agreement. Any indemnity under this Section 15.2 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The indemnity in this Section 15.2 shall survive the dissolution and termination of the Company and the termination of this Agreement. The Company shall not pay for any insurance covering liability of any Manager or of its officers, directors, partners, members, managers, employees, agents, Affiliates, personal representatives, successors or assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any Person owning comparable property and engaged in a similar business or from naming a Manager and any of its Affiliates as additional insured parties thereunder.

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               Section 15.3             Indemnification of Guarantors. The Company shall, at its cost and expense, indemnify, defend and hold harmless each Guarantor from and against any and all claims, demands, losses, damages, liabilities, obligations, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys’ fees and expenses) incurred or suffered by such Guarantor in respect of a Loan Guarantee; provided, however, that no Guarantor shall be entitled to indemnification with respect to any act typically referred to as a “bad boy” act of the Guarantor. All amounts owed by the Company pursuant to this Section 15.3 shall bear simple interest until paid at a rate equal to four percent (4%) in excess of the Prime Rate. Any indemnity under this Section 15.3 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The indemnity in this Section 15.3 shall survive the dissolution and termination of the Company and the termination of this Agreement.

ARTICLE XVI

Deadlock

               Section 16.1             In the event the Members are unable to agree on any matter that requires a unanimous vote, approval or consent of the Members eligible to vote, approve or consent with respect to such matter (including with regard to any matter constituting a Major Decision described in Section 6.2 hereof), the Members agree to negotiate in good faith to resolve the deadlock within ten (10) Business Days after the time period provided for the Members to agree upon the matter at issue (or, if no such time period is expressly provided in this Agreement with respect to such matter, then the Members shall negotiate in good faith to resolve the deadlock within thirty (30) days after the Manager or a Member requests in writing that the Member(s) approve such matter). In the event that the Members are unable to agree on such matter within the foregoing time period, then any Member may thereafter, by written notice to the other Members, initiate a nonbinding mediation proceeding (the “Mediation Request”). The proceeding will be conducted in accordance with the then current procedures regularly followed by JAMS, The Resolution Experts (“JAMS”), with the following exceptions: (a) if the Members have not agreed within ten (10) Business Days of the Mediation Request on the selection of a mediator willing to serve, the mediator shall be selected by such procedures as JAMS regularly follows and shall be a retired judge or other mediator who is a member of JAMS; and (b) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached, (ii) the mediator concludes and informs the parties in writing that further efforts would not be useful, (iii) the Members agree in writing that an impasse has been reached or (iv) a period of twenty (20) Business Days has passed since the appointment of the mediator and none of the events specified in the foregoing clauses (i), (ii) or (iii) has occurred. Each Member shall pay its own expenses incurred in connection with any mediation proceeding initiated pursuant to this Section 16.1.

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               Section 16.2             If a matter which has been submitted to nonbinding mediation is not resolved by negotiation or by mediation pursuant to Section 16.1 within the time periods set forth in Section 16.1, then (a) the Members shall be entitled to initiate the buy-sell procedure pursuant to Article XI, or, alternatively, (b) any Member may require, by written notice to the Manager and the other Members, the sale of the Property to a third party in accordance with this Section 16.2; provided, however, the right to force a sale cannot be exercised after closing of the loan described in Section 4.3(ii) unless all amounts due thereunder have been or are being paid in full at the closing in connection with such sale and all Loan Guarantees have been released or all amounts due thereunder have been (or are being in connection with such sale) assumed by the buyer in such sale and all Loan Guarantees have been released or replaced. The Member initiating a third party sale shall have the right on behalf of the Company to engage the services of an independent institutional real estate brokerage firm with at least ten (10) years of experience in the commercial real estate market in the general area where the Property is located with the written consent of all Members (which consent shall not be unreasonably withheld, conditioned or delayed) to solicit offers from third parties unaffiliated with any Member or such brokerage firm to purchase the Property. Unless otherwise determined by the mutual consent of the Members, the Property shall be sold at the highest-priced all cash offer which includes a full and unconditional release of all Loan Guarantees with respect to any Company indebtedness. The Company shall execute, acknowledge and deliver such conveyance and other documents and make such payments as shall be required to effectuate the sale in accordance with any accepted third party offer to purchase. No Member or any Affiliate thereof may purchase the Property under a sale conducted in accordance with this Section 16.2. In the event that a Member initiates a third party sale of the Property in accordance with this Section 16.2, no Member shall thereafter have the right to initiate the buy-sell procedure pursuant to Article XI; provided that, subject to the following sentence, if a sale of the Property has not been consummated within three (3) months after the Member initiating a third party sale first indicated its intention to place the Property on the market, any Member may thereafter exercise its rights under Article XI with respect to the buy-sell procedure. Notwithstanding the foregoing, no Member may exercise its Buy-Sell right if the Property is then the subject of an existing bona-fide contract for sale to a third party under which the closing date has not yet occurred.

ARTICLE XVII

Miscellaneous Provisions

               Section 17.1             Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other parties in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its commercially reasonable best efforts to ensure that the purposes of this Agreement are realized and to take all steps as are commercially reasonable in order to implement the operational provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument reasonably necessary or advisable to more effectively realize the purposes of this Agreement. Except as otherwise set forth in this Agreement, no Member shall receive any compensation or profit for services rendered to the Company without the unanimous written consent of the Members.

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               Section 17.2             Notices. Whenever any notice or other communication is required or permitted to be given under any provision of this Agreement, such notice or other communication shall be in writing, signed by or on behalf of the Person giving the notice or other communication, and shall be deemed to have been given on the earlier to occur of (a) the date of the actual delivery, (b) if mailed by certified or registered mail, return receipt requested, with postage prepaid, when delivered, provided that, if the addressee refuses to accept delivery, then such notice or other communication shall be deemed to have been given on the date when delivery is refused, (c) if deposited for next day delivery with a nationally recognized courier service, fees prepaid, the first Business Day following deposit with the courier service for delivery or (d) if by facsimile or any form of electronic transmission, on the day that such facsimile or electronic transmission is transmitted (provided, however, that the sender receives an automated or other written confirmation of receipt thereof) to the respective address(es), fax number(s) or e-mail address(es) of the Member or Manager to whom such notice is to be given as set forth on the signature page(s) of this Agreement, or at such other address, fax number or e-mail address of which such Member or Manager shall have given written notice to the other parties hereto as provided in this Section 17.2. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

               Section 17.3             Integration. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, covenants, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

               Section 17.4             Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Florida.

               Section 17.5             Venue. Each of the Members, the Manager and the Company consents to the jurisdiction of any court in Miami, Florida for any action arising out of matters related to this Agreement. Each of the Members, the Manager and the Company waives the right to commence an action in connection with this Agreement in any court outside of Miami, Florida.

               Section 17.6             Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COMPANY, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

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               Section 17.7             Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

               Section 17.8             Related Parties. The fact that a Person is a Member or employed by, or directly or indirectly interested in or connected with, a Member shall not in any manner prohibit or restrict the Company from entering in to a contract or agreement with or employing such Person, provided it has first obtained the unanimous written consent of the Members.

               Section 17.9             Successors and Assigns. Subject to the restrictions on Transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Members, their respective successors, heirs and assigns, and each and every successor-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

               Section 17.10           Third Party Beneficiaries. Nothing contained in this Agreement is intended to benefit any third parties not specifically herein enumerated, and no Person is entitled to any benefits as a third party beneficiary hereunder on account of any obligation of the Members to make capital or other contributions or loans hereunder or to make payments of any nature or to perform any other obligation as required hereunder; it being expressly understood that the benefits, duties and obligations of any of the Members hereunder are solely and exclusively the rights and obligations of said Members and are not intended to benefit any third parties unless expressly stated to the contrary herein.

               Section 17.11           Waiver. Any waiver by any Member, the Manager or the Company of any of its rights or remedies under this Agreement or of any breach or violation of or default under this Agreement must be in writing and signed by the party to be charged thereunder. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligations hereunder.

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               Section 17.12          Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart. In addition, any counterpart signature page may be executed by any Member or the Manager wheresoever such Person is located, and may be delivered by facsimile or any form of electronic transmission (including via e-mail of portable document format (PDF) copies), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Agreement, and such faxed or electronically transmitted signature(s) shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

               Section 17.13          Partial Invalidity. Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement shall be deemed to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remaining provisions, all of which shall remain in full force and effect.

               Section 17.14          Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of such party’s or parties’ property or assets concerning any provision of this Agreement or the rights and duties of any Person in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for such party’s or parties’ attorneys’ fees, and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose. In addition, any prevailing party shall be entitled to recover costs of enforcing a judgment, including attorneys’ fees, and any ultimately prevailing party shall be entitled to recover costs of appeal, including attorneys’ fees.

               Section 17.15          Remedies in Equity. The rights and remedies of any of the Members hereunder shall not be mutually exclusive, except as specifically provided herein to the contrary, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Members confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise. Nothing herein contained shall have the effect, or be construed to have the effect, of giving to, or vesting in, any Persons not a party to this Agreement any rights or remedies of any kind whatsoever for a breach or threatened breach of this Agreement.

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               Section 17.16           Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

[Signature page(s) follow.]

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               IN WITNESS WHEREOF, the undersigned parties have signed this Agreement as of the day and year first above written.

MEMBERS:

JIK TAFT VINELAND LLC,
a Delaware limited liability company

By:	/s/ Stephen Braun
Name: Stephen Braun
Title: Senior Vice President

Contact for Notices:

7900 Miami Lakes Drive West
Miami Lakes, Florida 33016
Attn: Thomas Bartelmo, President
Fax: (305) 824-0455
E-mail: tbartelmo@kislak.com

COURTELIS PROMENADE ASSOCIATES, LLC,
a Florida limited liability company

By:	Newcaster Devcorp, Inc.,
a Florida corporation
its manager

By:	/s/ Elias Vassilaros
Elias Vassilaros
Executive Vice President

Contact for Notices:
703 Waterford Way, Suite 800
Miami, Florida 33126-4677
Attn: Elias Vassilaros
Fax: (305) 261-4338
E-mail: evassilaros@courtelis.com
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MEMBERS:

HMG ORLANDO, LLC, a Delaware limited liability company

By:	HMG/Courtland Properties, Inc., a Delaware corporation, its manager

By:	/s/ Maurice Wiener
Maurice Wiener, President

Contact for Notices:

1870 South Bayshore Drive
Miami, FL 33133
Fax: (305) 856-7342
E-mail: lrothstein@hmgcourtland.com
AND whemingway@hmgcourtland.com
AND Carmarotti@hmgcourland.com

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MANAGER:

COURTELIS PROMENADE ASSOCIATES, LLC,
a Florida limited liability company

By:	Newcaster Devcorp, Inc.,
a Florida corporation
its manager

	By:	/s/ Elias Vassilaros
Elias Vassilaros
Executive Vice President

Contact for Notices:
703 Waterford Way, Suite 800
Miami, Florida 33126-4677
Attn: Elias Vassilaros
Fax: (305) 261-4338
E-mail: evassilaros@courtelis.com